Exhibit 10.1

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL OR STATE REGULATORY AUTHORITY. THE SHARES BEING SOLD HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THE SALE PRICE WAS DETERMINED ARBITRARILY BY THE SELLER AND BEARS NO RELATIONSHIP TO THE ASSETS, EARNINGS, BOOK VALUE, CURRENT OR FUTURE TRADING PRICE OF THE SHARES, OR ANY OTHER CRITERIA.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into this 2nd day of October, 2020, by and among BLOW & DRIVE INTERLOCK CORPORATION, a Delaware corporation (the “Company”), the seller set forth on the signature pages hereto (“Seller”,), and the purchasers set forth on Exhibit A, attached hereto and incorporated herein (each, a “Purchaser”, and collectively, “Purchasers”). Seller owns, or shall own on the date of the Closing Date (as defined in Section 2 below), an aggregate of 110,617,521 shares of the common stock of the Company and 1,000,000 shares of Series A Preferred Stock of the Company. Purchasers desire to purchase from Seller, and Seller is willing to sell shares of such common stock and preferred stock, subject to the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Purchase and Sale. Seller hereby agrees to sell to the Purchasers and the Purchasers, in reliance on the representations and warranties contained herein, and subject to the terms and conditions of this Agreement, agree to purchase from Seller an aggregate of 110,617,521 shares of Common Stock of the Company and 1,000,000 shares of Series A Preferred Stock of the Company (the “Company Shares”) for a total purchase price of Five Hundred Thousand Dollars ($500,000) (the “Purchase Price”), payable in immediately available funds in United States currency. Purchasers and Seller acknowledge and accept that the trading price of the Company Shares may decrease or increase subsequent to the sale of the Company Shares. Purchaser and Seller waive claims to any losses or gains as a result of the sale of the Company Shares. The Company Shares shall equal approximately 84.83% of the issued and outstanding shares of common stock and 91.41% of the voting power of all securities of the Company.

2. Closing. The Closing of the purchase and sale of the Company Shares shall occur upon the satisfaction or waiver of all conditions set forth below, but no later than 5 PM EST on the November 15, 2020, or such other date as may be determined by the parties (the “Closing Date”).

2.1. Condition Precedent. As a condition precedent to the obligations of the Purchasers to purchase the Company Shares, Purchasers shall have conducted a due diligence review of the Company and its books and records to its full satisfaction and shall have delivered written confirmation of the same as set forth in Section 2.3 hereof.

2.2. Seller/Company Deliverables: Unless waived in writing by Purchasers, the Seller and the Company shall:

2.2.1. At least ten calendar days prior to the Closing, cause the Company to file and mail to each of the Company’s stockholders an information statement required by Rule 14f-1 promulgated under the Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the change of control to be effectuated by the appointment of new officers and directors at the Closing;

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2.2.2. Prior to the Closing:

2.2.2.1. Cause the Company to timely file a Current Report on Form 8-K disclosing the entry by the Seller of this Agreement;

2.2.2.2. Cause the Company to file a Quarterly Report on Form 10-Q for the three and ninte months ended September 30, 2020;

2.2.2.3. Deliver to the Escrow Agent (as hereinafter defined) the Company books and records, unless otherwise agreed to in writing by the parties;

2.2.2.4. Deliver to Purchasers copies of all Company Contracts;

2.2.2.5. Deliver to Escrow Agent, an Assign and Assumption Agreement by and between the Company and Instant Interlock regarding the sale and transfer of the Company’s pre-Closing assets in exchange for assumption of the Company’s pre-Closing liabilities owed to Seller in form attached hereto as Exhibit C (the “Assign and Assumption Agreement”);

2.2.3. On or prior to the Closing, deliver to the Purchasers:

2.2.3.1. All management accounts and other records desirable and necessary for Purchasers to prepare and file the Company’s quarterly report for the nine (9) months ended September 30, 2020, on Form 10-Q with the Securities and Exchange Commission;

2.2.3.2. Written confirmation of termination of all Company Contracts and performance or payment in full of all obligations and liabilities of the Company, including without limitation: (i) payment in full of all loans of the Company, including without limitation, those made by Seller or affiliates of the Company; (ii) payment in full of all amounts due under the Company Contracts; and (iii) payment in full of all outstanding invoices or invoices that will become outstanding as of the Closing or within fourteen (14) days thereafter.

2.2.3.3. Signed resignation letters of all existing officers and directors of the Company;

2.2.3.4. Executed Board consents appointing designees of the Purchasers as directors and officers of the Company;

2.2.3.5. All Edgar and other codes of the Company necessary to make filings with the Securities and Exchange Commission (“SEC”);

2.2.3.6. Contact information of all service providers of the Company necessary or desirable to comply with SEC rules and regulations and to maintain listing on a national securities exchange or over the counter bulletin board, which shall include without limitation, independent auditors, legal counsel, transfer agent, registered agent, market maker and edgarizer;

2.2.3.7. By overnight delivery, the certificate(s) representing 1,000,000 shares of Series A Preferred Stock of the Company issued in the name of the Purchasers or their designee(s); and

2.2.3.8. Written confirmation from the Company’s stock transfer agent that it has received all documentation necessary to effectuate the transfer of stock certificates representing the Company Shares to the Purchasers, including the issuance of stock certificates representing the Company Shares to the Purchasers or her designee.

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2.2.3.9. An unredacted shareholder’s list from the Company’s transfer agent showing 110,617,521 shares of common stock are outstanding at Closing with no securities beneficially owned by David Haridim

2.3. Purchaser Deliverables: On or prior to the Company mailing and filing the Schedule 14F-1 that is the subject of Section 3, below, with the SEC, the Purchasers shall deliver the Purchase Price to the Escrow Agent. On or prior to the Closing, the Purchasers shall deliver: (i) any consent necessary, on behalf of the Purchasers and the Company post-Closing, to allow the Seller, and/or the Seller’s assignee(s), to use the name “Blow & Drive Interlock”; and (ii) upon the satisfaction of the terms set forth in Section 2.2 hereof as determined by Purchasers in their discretion, written acknowledgement that Purchasers are satisfied with the results of their due diligence review of the Company and its books and records.

3. Resignation of Old and Appointment of New Board of Directors and Officers. The Company and the Seller shall take such corporate action(s) and make such SEC filings on Schedule 14F-1 in compliance with the Exchange Act Rules and as otherwise required by the Company’s Articles of Incorporation and/or Bylaws to duly (a) appoint the below named persons, or other persons who names shall be delivered to the Company, to their respective positions, to be effective as of the Closing Date, and (b) obtain and submit to the Purchasers, together with all required corporate action(s) the resignation of all members of the board of directors, and any and all corporate officers as of the Closing Date, all of which actions shall be verified in a Secretary’s Certificate and delivered to the Purchasers as effective at the Closing by the Seller in such form and substance satisfactory to the Purchasers. Following the execution of this Agreement and through the date of effectiveness of such resignations, no other officers or directors shall be appointed or elected to serve the Company except as otherwise expressly provided herein.

Name	Position
Song Dai	Chief Executive Officer, Chief Financial Officer and Secretary

4. Representations and Warranties of Seller. Each of the Company and the Seller hereby severally represents and warrants to each of the following as of the date of this Agreement and the Closing Date:

4.1. Corporate Existence and Power. The Company is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. The Company has the requisite corporate power and authority to carry on its business as presently conducted and as currently proposed to be conducted, to own and operate its properties and assets, to execute and deliver this Agreement, and to carry out the provisions of this Agreement. The Company is duly qualified to do business and is in good standing as a foreign company in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

4.2. Subsidiaries. The Company has one subsidiary, BDI Manufacturing, Inc., an Arizona corporation, which is a wholly-owned subsidiary. Except as set forth in the foregoing, the Company does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the equity securities of or any interest in any corporation, partnership, limited liability company or other business entity.

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4.3. Authorization; No Contravention. The execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary action of the Seller and the Company, (b) do not violate, conflict with or result in any breach or default of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any lien under, any contractual obligation of the Seller or the Company or any requirement of law applicable to the Company, and (d) do not violate any judgment, injunction, writ, award, decree or order (collectively, “Orders”) of any governmental authority against, or binding upon, the Company. There are no actions, subpoenas, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending, initiated, or, to the best knowledge of Seller, threatened, at law, in equity, in arbitration or before any governmental authority against the Company.

4.4. Governmental Authorization; Third Party Consents. No consent, approval, authorization, order, registration or qualification (each, an “Authorization”) of or with any governmental authority or any other person is required for the execution, delivery or performance (including, without limitation, the sale of the Company Shares) by, or enforcement against, the Company of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement, except (i) such Authorizations as have already been obtained or (ii) as otherwise provided in this Agreement.

4.5. Capitalization.

4.5.1. As of the Closing Date, the Company’s authorized capital stock consists of 10,000,000,000 shares of common stock, of which 130,397,289 shares are issued and outstanding, and 20,000,000 shares of preferred stock, 1,000,000 of which are designated Series A Preferred, 10,000,000 of which are designated Series B Preferred, and 9,000,000 of which are undesignated. There are issued and outstanding 1,000,000 shares of Series A Preferred Stock and 0 shares of Series B Preferred Stock. All shares of Company stock are owned of record and beneficially by the shareholders in the amounts set forth in the Shareholder’s list to be provided to the Purchasers prior to Closing. There are no outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of the Company.

4.5.2. Seller is the legal owner, and has good and marketable title (beneficially and of record) to all of the Company Shares. The Company Shares, when issued to the Purchasers pursuant to this Agreement, will be: (i) duly authorized, validly issued, and outstanding; (ii) fully paid, non-assessable, and free of preemptive rights; and (iii) free and clear of any and all pledges, claims, restrictions, charges, liens, security interests, encumbrances, or other interests of third parties of any nature whatsoever. As of the date hereof: (i) except the warrants set forth on Schedule 4.5.2 attached hereto, there are no outstanding options, warrants, rights, commitments, or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company; (ii) there are no voting trusts, voting agreements, proxies, or other agreements, instruments, or undertakings with respect to the voting of any Company securities to which the Company or any of its shareholders is a party; and (iii) there are no restrictions on transfer of any securities of the Company except for restrictions imposed by applicable laws or by the express terms of this Agreement. There are no contracts, commitments, understandings or arrangement by which the Company is bound to issue additional registered capital, share capital or other securities.

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4.6. Agreements. Except for this Agreement, the Assignment and Assumption Agreement, and the Escrow Agreement (as hereinafter defined), and except as set forth on Exhibit B, there are no agreements, understandings, instruments, contracts or proposed transactions, or judgments, orders, writs or decrees, to which the Company is a party or by which it is bound. All contracts set forth on Exhibit C (the “Company Contracts”) are in writing and are valid and binding and enforceable against the Company and, to the Company’s knowledge, against the other parties thereto in accordance with their respective terms. The Company is not a guarantor or indemnitor of any indebtedness of any other person, party or entity. The Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its equity securities.

4.7. Absence of Undisclosed Liabilities. As of the dates of the Company’s financial statements, the Company had no liabilities, either accrued or contingent, of a nature required to be reflected in the financial statements in accordance with generally accepted accounting principles, and whether due or to become due, which individually or in the aggregate are reasonably likely to have an adverse effect on the Company.

4.8. Absence of All Liabilities.

4.8.1. Except as set forth on the Quarterly Report on Form 10-Q for the six months ended June 30, 2020, of the Company, the Company has no liabilities, either accrued or contingent, whether or not of a nature required to be reflected in the financial statements in accordance with generally accepted accounting principles, and whether due or to become due. As of the Closing Date, (i) the Company has fully paid all creditors, debtors, vendors, employees and service providers for all obligations that have become due and payable as of the Closing Date; and (ii) all loans, notes payables, and liabilities, either accrued or contingent, whether or not of a nature required to be reflected in the financial statements in accordance with generally accepted accounting principles, whether due or to become due or whether or not disclosed in the SEC Reports have been paid in full.

4.8.2. There are no lawsuits, actions or administrative, arbitration or other proceedings or governmental investigations ongoing, pending or threatened against or relating to the Company, Seller or the Company’s properties or business. The Company has not entered into or been subject to any consent decree, compliance order, or administrative order with respect to any property owned, operated, leased, or used by the Company. The Company has not received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any property owned, operated, leased, or used by the Company or any facilities or operations thereon.

4.8.3. Except as for tax returns to be filed with the Internal Revenue Service for the calendar years ended December 31, 2017, 2018 and 2019 (the “Missing Tax Returns”), the Company has filed all tax returns required to have been filed. The Missing Tax Returns shall be filed as of the Closing Date. All tax returns filed on or prior to the Closing Date and the Missing Tax Returns were correct and complete in all material respects. All taxes owed by the Company (whether or not shown on any tax return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any tax return. To the Company’s best knowledge, no claim has ever been made by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no actual, pending or, to the Company’s best knowledge, threatened liens, encumbrances, or charges against any of the assets of the Company arising in connection with any failure (or alleged failure) to pay any tax. The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. To the Company’s best knowledge, there is no dispute or claim concerning any tax liability of the Company either claimed or raised by any authority in writing. The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

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4.9. Financial Statements. The Company’s financial statements fairly present the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby and have been prepared in accordance with United States generally accepted accounting principles and practices consistently applied and consistent with the books and records of the Company.

4.10. Binding Effect. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.11. Private Offering. No registration of the Company Shares, pursuant to the provisions of the Securities Act of 1933, as amended, or any state securities or “blue sky” laws, will be required by the sale of the Company Shares in the manner contemplated in Section 1 herein. Seller agrees that it, nor anyone acting on its behalf, shall offer to sell the Company Shares or any other securities of the Company so as to require the registration of the Company Shares pursuant to the provisions of the Securities Act of 1933, as amended, or any state securities or “blue sky” laws.

4.12. Disclosure. Seller understands and confirms that Purchasers are relying on the representations, warranties and covenants contained in this Agreement and the disclosures set forth in the reports, forms and other documents filed with the United States Securities Exchange by the Company (collectively, the “SEC Reports”) in entering into this Agreement. All disclosures contained in the SEC Reports or otherwise provided to Purchasers regarding the Company, its businesses and the transactions contemplated hereby, furnished by or on behalf of Seller or the Company are complete, true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5. Indemnification. Seller shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Purchaser, the Company, the officers, directors, agents, investment advisors, partners, members and employees of each of them, each person who controls any such Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to any breach of the representations, warranties and covenants of Seller or the Company set forth in this Agreement, up to a maximum amount equal to the Purchase Price.

If any proceeding (hereinafter referred to as “Proceeding”) shall be brought or asserted against any person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

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An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) calendar days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

6. Acknowledgement of Escrow Agent as Counsel to Purchaser Representative. Seller and Purchasers hereby acknowledge that they are parties to that certain Escrow Agreement dated September 28, 2020, by and among Chen-Drake Law (“Escrow Agent”), the Purchasers and the Seller (the “Escrow Agreement”), pursuant to which the Seller and Purchasers established an escrow account and appointed Escrow Agent to serve as the escrow agent thereto in accordance with the terms and conditions of the Escrow Agreement. Seller and Purchasers hereby acknowledge that Escrow Agent: (i) is legal counsel to the representatives of the Purchasers; (ii) has explained to each of it the potential conflicts arising from having legal counsel to the representatives of the Purchasers serve as the Escrow Agent; and (iii) has advised each of them to seek independent counsel to review the terms of this Agreement and the Escrow Agreement. Each of the Company, Seller and Purchasers hereby acknowledges that it, he or she has had the opportunity to seek such independent counsel and agrees to waive all potential and actual conflicts arising from having Escrow Agent serve as Escrow Agent. The parties further acknowledge that the duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth in the Escrow Agreement and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Purchasers, the Company and Seller or to which any of the Purchasers or the Seller are a party, even though reference thereto may be made herein, or to comply with any direction or instruction from any of the Purchasers or the Seller or any entity acting on its behalf. Purchasers, the Company and Seller hereby expressly acknowledge their appointment of Escrow Agent to serve as the escrow agent in accordance with the terms and conditions of the Escrow Agreement.

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7. Miscellaneous. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and discussions between Purchasers and Seller. No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provisions hereof. This Agreement may be executed by the parties hereto in separate counterparts, each of which will be deemed to be one and the same instrument. All claims, disputes and other matters in question between the parties to this Agreement, arising out of or relating to this Agreement or breach thereof, shall be filed and heard only in the state courts of Nevada. The Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

COMPANY:

BLOW & DRIVE INTERLOCK CORPORATION
a Delaware corporation

By:	/s/ David Haridim
Its:	David Haridim
Chief Executive Officer

Address:
1427 S. Robertson Blvd.
Los Angeles, CA 90035

SELLER:
THE DOHENY GROUP, LLC,
A Nevada limited liability company

/s/ David Haridim
David Haridim, Manager

Address:
1702 S. Robertson Boulevard, #111
Los Angeles, CA 90035

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PURCHASERS:

/s/ Song Dai
SONG Dai

Address:	803 & 805, 8th Floor,
Menara Mutiara Majestic,
Jalan Othman,
Petaling Jaya 46000
Malaysia

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EXHIBIT A

PURCHASERS

	Amount of Common Shares	Consideration
SONG Dai	110,617,521	USD499,000

TOTAL	110,617,521	USD499,000

	Amount of Preferred Shares	Consideration
SONG Dai	1,000,000 Series A Preferred	USD1,000
TOTAL	1,000,000 Series A Preferred	USD1,000

Total Issued and Outstanding Immediately Prior to the Closing Date:

130,397,289 Common Shares

1,000,000 Series A Preferred Shares

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EXHIBIT B

ASSIGN AND ASSUMPTION AGREEMENT

[See Attachment]

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EXHIBIT C

COMPANY CONTRACTS

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SCHEDULE 4.5.2

OUTSTANDING WARRANTS

Name	Amount of Common Stock	Exercise Price	Expiration Date	Cashless Exercise

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